Exhibit 10.1
March 5, 2009
Mr. David Dyer
President and Chief Executive Officer
Chico’s FAS, Inc.
11215 Metro Parkway
Fort Myers, FL 33966
Re: Amendment to Employment Agreement
Dear Dave:
As discussed and approved at the February 24, 2009 Board meeting, the Performance Shares portion of your Employment Agreement (the “Agreement”) with the Company is amended, in its entirety, as follows:
PERFORMANCE SHARES
The opportunity to earn shares of the Company’s common stock, contingent upon the achievement of the return on net asset goals consistent with the Company’s 2009 Management Bonus Plan over a 1 year period. The target number of shares is 100,000 with a range of 0 — 133,333 shares depending on the level of achievement of the performance measures and goals over the stated period. One hundred percent (100%) of all shares earned, if any, shall vest 3 years from the date of grant. The details of your performance share award shall be set forth in detail in a separate grant certificate.
Other than as set forth above, the remaining terms of your Agreement with us remain the same.
Thank you for your kind attention to this matter. Please indicate your acceptance of this change to your Agreement by signing where indicated and returning this letter to me.
AGREED TO AND ACCEPTED BY:

/s/ David F. Dyer
David F. Dyer

 March 6, 2009
Date